Rock of Ages FOR IMMEDIATE RELEASE	Exhibit 99.1(1)

Investor Contact:

Neil G Berkman

Berkman Associates

(310) 826-5051

info@BerkmanAssociates.com

Company Contact:

Kurt Swenson

Chairman & CEO

(603) 225-8397

www.rockofages.com

Rock of Ages Sells Retail Operations

CONCORD, NEW HAMPSHIRE, January 18, 2008 . . . Rock of Ages Corporation (NASDAQ:ROAC) announced today that it has sold its retail operations to PKDM Holdings, Inc., a company owned by Rich Urbach, formerly President and Chief Operating Officer of the Company's retail operations, and Jim Barnes, who acted as the chief financial manager of those operations.

Under the definitive stock purchase agreement for the sale of the Company's wholly owned subsidiary Rock of Ages Memorials, Inc. which closed yesterday, the Company will receive approximately $7.6 million in net cash proceeds, after closing adjustments. In addition, PKDM will be responsible for purchasing $2.1 million in inventory retained by ROAC as it is sold plus any inventory remaining after the tenth anniversary of the transaction. As part of the transaction, approximately $6.7 million of current retail liabilities, primarily customer deposit obligations, accounts payable and accrued expenses, as well as obligations under pending retail contracts for memorials, will be retained by the purchased subsidiary.

The Company will classify its retail operations as a discontinued operation as of December 31, 2007, and will record a write down in the carrying value of the retail division of approximately $6 million as of that date.

In connection with the transaction, the Company also entered into a five year supply agreement with PKDM, naming it as an authorized Rock of Ages retailer in the existing retail territories formerly serviced by its owned retail stores, and PKDM has agreed to minimum annual memorial purchases from the Company of $3.5 million during the five year period, excluding private mausoleums. PKDM has also agreed to purchase all private mausoleums it sells at retail from the Company.

"Our original plan was to build a combined wholesale and retail distribution system for granite and other memorials in the United States," said Kurt Swenson, Chairman, President and CEO. "Despite our hard work and dedication over the years to successfully implement this strategy, it has yielded mixed results at best, and our Board determined that our Company and our stockholders would be better served by disposing of our retail operations, reducing debt and returning our focus to our core quarrying and manufacturing business, including our wholesale memorial distribution system in North America. The transaction was unanimously recommended by a special committee of non‑employee directors and unanimously approved by the full Board following the solicitation of bids from interested parties. Covington Associates, LLC, a Boston based investment banking firm selected by this special committee, assisted in the process and delivered a favorable opinion to the Board with respect to the fairness to the Company, from a financial point of view, of the consideration to be received by the Company in the transaction."

Swenson continued, "Rich Urbach and Jim Barnes are proven executives in the retail memorial business. We look forward to continuing our long term relationship with them as an important customer. Focusing solely on our core businesses will enable us to simplify our management structure and reduce SG&A. We currently expect our unallocated corporate overhead to decline by about $1.2 million in 2008 as compared to 2007, some of which is directly related to the sale and some to other cost reductions."

The Company will apply the approximately $7.6 million in net cash proceeds from the sale to reduce outstanding debt. "We currently estimate that total interest costs in 2008 will decline by approximately $1.1 million compared to 2007, with approximately half of these savings attributable to the application of the sale proceeds, and the balance stemming from debt reductions during 2007 and additional reductions planned from expected 2008 cash flows," Swenson said.

"Manufacturing sales in 2008 are expected to increase by approximately $4 million compared to 2007 due to the reporting of sales to PKDM from our manufacturing operations; as a result, we expect manufacturing gross profit in 2008 to increase by approximately $600,000 over 2007 without any significant additional SG&A costs in manufacturing," Swenson added.

The CEO concluded, "Operating results improved in each of our business segments in 2007, including the discontinued retail operations, and we anticipate that earnings before the estimated write‑down of the retail division for the fourth quarter of 2007 would have exceeded net earnings from continuing operations of $0.20 per share reported for the fourth quarter of 2006. However, as a result of the write down associated with the sale of our retail operations, the Company will report a loss for the fourth quarter and year ended December 31, 2007."

The Company also announced that management will be prepared to address questions on the sale of the retail business during the regularly scheduled earnings conference call for the fourth quarter and year ending December 31, 2007, which is currently expected to occur in mid February, 2008.
About Rock of Ages

Rock of Ages (www.RockofAges.com) is a granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward Looking Statements

This press release contains statements that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward looking statements due to numerous factors, including the following: our ability to reduce administrative and operating expenses and realize cost savings and efficiencies in connection with the disposal of our retail operations; our ability to maintain compliance with our covenants in our credit facility; our ability to maintain and expand our relationships with independent retailers; changes in demand for our products; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of our branding programs; the excess or shortage of production capacity; weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10 K for the year ended December 31, 2006. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward looking statement to reflect events or circumstances after the date of this release.

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